Exhibit 10.15

Business Buyout Agreement

This Agreement made and entered into at January 1st 2024 between:

Dr Ashleys Limited a company registered in Hong Kong with CR No 1726829 with Registered Office in Unit 1504, 15/F, West Wing Peninsula Square, No. 18 Sung On Street, Hung Horn, Kowloon, Hong Kong hereinafter referred as DAL (which expression shall unless repugnant to the context or meaning thereof include its successors & permitted assigns) as the First Part;

AND

Rupus Global Limited a company registered in Hong Kong with CR No 2182497 and office at Unit 1412, 14/F, West Wing Peninsula Square, No. 18 Sung On Street, Hung Hom, Kowloon, Hong Kong (hereinafter referred as RGL which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) as party of the Second Part;

(The party of the First Part and the party of the Second Part are hereinafter collectively referred to as “Parties” and individually referred to as “Party”).

WHEREAS

1.	Rupus Global Limited agreed to sell and assign and Dr Ashleys Limited has agreed to purchase from Rupus Global Limited as a going concern, the assets liabilities and business trademarks patents as slump sale .

1.	Subsequent to the execution of the Agreement, the companies understand that the transfer all present and future business assets trademarks patents retained profits stocks and other credits lying in the name of Rupus Global Limited in respect of its business with effect from the effective date of the agreement with be to Dr Ashleys Limited

2.	The parties have therefore negotiated the tell__ is and conditions for the acquisition of the Business mentioned in the Assignment and have agreed to record the said terms in writing into this agreement (the “Agreement”) to record the terms and conditions of such negotiation and give effect to the same;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, THIS AGREEMENT WITNESSES AND IT IS HEREBY AGREED AMONGST THE PARTIES as follows:

1.	Consideration

5.1	Notwithstanding the consideration mentioned in the Agreement, the total lump sum consideration to be paid by DAL to RGL for transfer all present and future business assets trademarks patents retained profits stocks and other credits lying in the name of Rupus Global Limited in respect of its business in Shares to be issued to beneficial owner i.e Dr Kannan Vishwanatth worth HKD117 Million

2.	Un-affected Rights

From the date of execution of this Agreement Dr Ashleys Limited shall be entitled to exercise the rights, of all business of Rupus Global Limited

3.	Un-affected obligations / liabilities

From the date of execution of this Agreement               Rupus Global Limited shall be liable and responsible to follow up with buyers and ensure smooth transfer of business to Dr Ashleys Limited

4.	Dissolution

Rupus Global Limited will be dissolved with immediate effect after the transfer of business to Dr Ashleys Limited and the Company will be struck off from records of Register of Companies in Hong Kong Dr Ashley’s Limited will retain the rights to use Rupus Global Limited Name Logo trademarks retained profits stocks and all associated social media and other content related to Rupus Global Limited

5.	Indemnity

Rupus Global Limited hereby indemnifies and keeps indemnified Dr Ashleys Limited against any and all losses, damages, claims, suits, actions, judgments, costs, prejudices, and/or expenses from all persons including or otherwise arising out of or in any way connected with the willful act or omission of Fair Success out of any material breach of this Agreement or arising out of any breach or false statements or covenants or representations or warranties or any statement herein contained.

6.	Further Assurance

Dr Ashleys Limited will be the merged entity having all business and assets trademarks patents of Rupus Global Limited

7.	Notices

All notices and other communications hereunder shall be in writing and shall be sent by post, fax, or delivered in person, as follows:

if to Rupus Global Limited , at :

Unit 12, 14 /F, West Wing Peninsula Square, No. 18 Sung On Street, Hung Hom, Kowloon, Hong Kong

if to Dr Ashleys Limited at:

Unit 1504, 15 /F, West Wing Peninsula Square, No. 18 Sung On Street, Hung Hom, Kowloon, Hong Kong

1.	Governing Law and Jurisdiction

This Agreement shall be governed by and constructed in accordance with Hong Kong SAR law. The place of arbitration shall be Hong Kong (or as otherwise agreed between the parties) and the arbitration shall be conducted in the English language.

2.	Waiver

The granting by any party of any time or indulgence in respect of any breach of any term of this Agreement by the other shall not be deemed a waiver of such breach. The waiver by any party of any breach of any term of this Agreement by the other shall not prevent the subsequent enforcement of that term (save to the extent of the express waiver in question) and shall not be deemed a waiver of any subsequent breach.

3.	Counterparts

This Agreement is executed by both companies in original on January 1st 2024 in Hong Kong SAR

For Rupus Global Limited	For Dr Ashleys Limited

/s/ Dr Kannan Vishwanatth Shareholder and ( Director ) Rupus I Limited	/s/ Dr Kannan Vishwanatth Sale Shareholder and ( Director ) Por ana on behalf of D Ashleys Limited

** *Authorized Signature(s)	Authorized Signature(s)

WITNESSED to the signature of VISHWANATTH KANNAN, Director for and on behalf of RUPUS GLOBAL LIMITED in Hong Kong SAR on this 7th day of February 2024 by :-	WITNESSED to the signature of VISHWANATTH KANNAN, Director for and on behalf of DR ASHLEYS LIMITED in Hong Kong SAR on this 7th day of February 2024 by :-

Witness:	Witness:

CHAN YUEN MING SHARON Solicitor, Hong Kong SAR Yip, Tse & Tang Attestation only. No advice sought or given.	CHAN YUEN MING SHARON Solicitor, Hong Kong SAR Yip, Tse & Tang Attestation only. No advice sought or given.

YIP, TSE & TANG, Solicitors & Notaries Unit C2, 29/F, Tower 1, Admiralty Centre, No. 18 Harcourt Road, Hong Kong Tel: 3968 9566 Fax: 2866 7633	YIP, TSE & TANG, Solicitors & Notaries Unit C2, 29/F, Tower 1, Admiralty Centre, No. 18 Harcourt Road, Hong Kong Tel: 3968 9566 Fax: 2866 7633